  As filed with the Securities and Exchange Commission on January 15, 1999

                                                         File No. 333-24885

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                    POST-EFFECTIVE AMENDMENT NO. 2 TO
                                  FORM S-2

                           REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933


                      HARTFORD LIFE INSURANCE COMPANY
          (Exact name of registrant as specified in its charter)


                                 CONNECTICUT
       (State or other jurisdiction of incorporation or organization)

                                    6355
        (Primary Standard Industrial Classification Code Number)

                                  06-094148
                 (I.R.S. Employer Identification Number)

                                 P.O. BOX 2999
                       HARTFORD, CONNECTICUT 06104-2999
             (Address, Including Zip Code, and Telephone Number,
       Including Area Code of Registrant's Principal Executive Office)

                               MARIANNE O'DOHERTY
                                 HARTFORD LIFE
                                 P.O. BOX 2999
                      HARTFORD, CONNECTICUT 06104-2999
                                 (860) 843-6733
             (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11
(a)(1) of this form, check the following box. [ ]

                       HARTFORD LIFE INSURANCE COMPANY
                      Cross Reference Sheet Pursuant to
                         Regulation S-K, Item 501(b)

             Form S-2 Item Number and Caption Heading in Prospectus
             ------------------------------------------------------

1.    Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus ...............    Outside Front Cover Page

2.    Inside Front and Outside Back Cover
      Pages of Prospectus   ................................    Inside Front Cover

3.    Summary Information, Risk Factors and
      Description of Contracts;
      Ratio of Earnings to Fixed Charges ...................    Financial Statements

4.    Use of Proceeds   ....................................    Investments by Hartford

5.    Determination of Offering Price  .....................    Not Applicable

6.    Dilution  ............................................    Not Applicable

7.    Selling Security Holders   ...........................    Not Applicable

8.    Plan of Distribution     .............................    Distribution of Contracts

9.    Description of Securities to be Registered ...........    Amendment of Contracts

10.   Interests and Named Experts and Counsel   ............    Legal Opinion; Experts

11.   Information with Respect to the Registrant  ..........    The Company; Financial Statements

12.   Incorporation of Certain Information by Reference  ...    Incorporation of Certain Information by Reference

13.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities  ......    Not Applicable


                                   PART I

                    CRC-REGISTERED TRADEMARK- COMPOUND RATE
                                   CONTRACT
                     MODIFIED GUARANTEED ANNUITY CONTRACT
                        HARTFORD LIFE INSURANCE COMPANY
                                 P.O. BOX 5085
                       HARTFORD, CONNECTICUT 06102-5085
[LOGO]                     TELEPHONE: 1-800-862-6668

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


This Prospectus describes participating interests in a group deferred annuity Contract and individual deferred annuity Contracts. Both are designed and offered to provide retirement programs for you if you are an eligible individual. With respect to the group Contract, eligible individuals include persons who have established accounts with certain broker-dealers which have entered into a distribution agreement to offer participating interests in the Contract, and members of other eligible groups. (See "Distribution of Contracts"). An individual deferred annuity Contract is offered in certain states and to certain trusts. Certain Qualified Plans may also purchase the Contract. (See Appendix A).


For a description of individual Contracts issued in certain states where this Contract has not been approved, see Appendix B. Participation in a group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Contract. Participation in an individual Contract is evidenced by the issuance of an individual annuity Contract. The Certificate and individual annuity Contract are hereafter referred to as the "Contract."


A minimum single purchase payment of at least $5,000 for Non-Qualified Contracts ($2,000 for Qualified Contracts) must accompany the application for a Contract. Hartford Life Insurance Company ("Hartford") reserves the right to limit the maximum single purchase payment amount. No additional payment is permitted on a Contract although eligible individuals may purchase more than one Contract. (See "Application and Purchase Payment").



Purchase payments become part of the general assets of Hartford. Hartford intends generally to invest proceeds from the Contracts in investment-grade securities. (See "Investments by Hartford").



ANNUITY CONTRACTS ARE NOT:



-  A bank deposit or obligation



-  Federally insured



-  Endorsed by any bank or governmental agency


--------------------------------------------------------------------------------


FOR A MORE DETAILED DESCRIPTION OF THE RISKS ASSOCIATED WITH PURCHASING A CONTRACT, PLEASE REFER TO PAGES - THROUGH - OF THIS PROSPECTUS.

--------------------------------------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THE DATE OF THIS PROSPECTUS IS MAY 1, 1999

2                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


                             AVAILABLE INFORMATION


    Hartford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a WebSite that contains reports, proxy and information statements and other information regarding Hartford, which files such documents electronically with the Commission, at the following address: http://www.sec.gov.

    Hartford has filed a registration statement (the "Registration Statement") relating to the Contracts offered by this Prospectus with the Commission under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Hartford and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Annual Report on Form 10-K for the fiscal year ended December 31, 1997, dated March 31, 1998, previously filed by Hartford with the Commission under the 1934 Act is incorporated herein by reference.

    Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this Prospectus, other than exhibits to such document. Requests for such copies should be directed to Hartford Life Insurance Company, P.O. Box 5085, Hartford, Connecticut 06102-5085, telephone: 1-800-862-6668.

HARTFORD LIFE INSURANCE COMPANY                                                3
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
 SUMMARY...............................................................    5
 GLOSSARY OF SPECIAL TERMS.............................................    7
 DESCRIPTION OF CONTRACTS..............................................    8
 A. Application and Purchase Payment...................................    8
 B. Accumulation Period................................................    8
    1. Initial and Subsequent Guarantee Periods........................    8
    2. Establishment of Guarantee Rates and Current Rates..............    9
    3. Surrenders......................................................   10
       (a) General.....................................................   10
       (b) Surrender Charge............................................   10
       (c) Market Value Adjustment.....................................   10
       (d) Special Surrenders..........................................   11
    4. Guarantee Period Exchange Option................................   11
    5. Premium Taxes...................................................   11
    6. Death Benefit...................................................   11
    7. Payment Upon Partial or Full Surrender..........................   12
 C. Annuity Period.....................................................   12
    1. Electing the Annuity Commencement Date and Form of Annuity......   12
    2. Change of Annuity Commencement Date or Annuity Option...........   12
    3. Annuity Options.................................................   12
    4. Annuity Payment.................................................   13
    5. Death of Annuitant After Annuity Commencement Date..............   13
 INVESTMENTS BY HARTFORD...............................................   13
 AMENDMENT OF CONTRACTS................................................   14
 ASSIGNMENT OF CONTRACTS...............................................   14
 DISTRIBUTION OF CONTRACTS.............................................   14
 FEDERAL TAX CONSIDERATIONS............................................   14
 A. General............................................................   14
 B. Taxation of Hartford...............................................   15
 C. Taxation of Annuities -- General Provisions Affecting Purchasers
    Other than Qualified Retirement Plans..............................   15
    1. Non-Natural Persons, Corporations, Etc..........................   15
    2. Other Contract Owners (Natural Persons).........................   15
       a.  Distributions Prior to the Annuity Commencement Date........   15
       b.  Distributions After Annuity Commencement Date...............   15
       c.  Aggregation of Two or More Annuity Contracts................   16
       d.  10% Penalty Tax -- Applicable to Certain Surrenders and
           Annuity Payments............................................   16
       e.  Special Provisions Affecting Contracts Obtained through a
           Tax-Free Exchange of Other Annuity
           or Life Insurance Contracts Purchased Prior to August 14,
           1982........................................................   16
       f.  Required Distributions......................................   17
 D. Information Regarding Tax Qualified Plans..........................   17
    1. Tax Qualified Pension or Profit-Sharing Plans...................   17
    2. Tax Sheltered Annuities Under Section 403(b)....................   17
    3. Deferred Compensation Plans Under Section 457...................   18
    4. Individual Retirement Annuities Under Section 408...............   18
    5. Federal Tax Penalties and Withholding...........................   18
       a.  Premature Distribution......................................   18
       b.  Minimum Distribution Tax....................................   19
       c.  Withholding.................................................   19
 E. Annuity Purchases by Nonresident Aliens and Foreign Corporations...   19
 THE COMPANY...........................................................   20
 A. Business of Hartford Life Insurance Company........................   20
 B. Selected Financial Data............................................   21
 C. Management's Discussion and Analysis of Financial Condition and
    Results of Operations..............................................   22

4                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                                                                         PAGE
                                                                         ----
    1. Consolidated Results............................................
    2. Business Segment Information....................................
 D. Reinsurance........................................................
 E. Reserves...........................................................
 F. Investments........................................................
 G. Competition........................................................
 H. Employees..........................................................
 I. Properties.........................................................
 J. State Regulation...................................................
 LEGAL OPINION.........................................................   22
 EXPERTS...............................................................   22
 APPENDIX A (MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS)..........   23
 APPENDIX B (SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE
 STATES OF CALIFORNIA, MICHIGAN, MISSOURI,
   NEW YORK, OREGON, SOUTH CAROLINA, TEXAS, VIRGINIA AND WISCONSIN)....
                                                                          24
 APPENDIX C (MARKET VALUE ADJUSTMENT)..................................   25
 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES..............
 REPORT OF MANAGEMENT..................................................
 FINANCIAL STATEMENTS..................................................


                 THIS CONTRACT IS NOT AVAILABLE IN ALL STATES.



    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

HARTFORD LIFE INSURANCE COMPANY                                                5
--------------------------------------------------------------------------------

                                    SUMMARY


    Upon application, or purchase order, you select an initial Guarantee Period from among those then offered by Hartford. (See "Initial and Subsequent Guarantee Periods" and "Establishment of Guarantee Rates and Current Rates"). Your purchase payment (less surrenders and less applicable premium taxes, if any) will earn interest at the initial Guarantee Rate which is an Annual Effective Rate of Interest. Interest is credited daily to your account using the Compound Interest Method. (See "Accumulation Period -- Initial and Subsequent Guarantee Periods").


    At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, within the 30-day period preceding the end of such Guarantee Period, you elect a different duration from among those offered by us at that time. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect.


    The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate. Hartford's management will make the final determination as to guarantee rates to be declared. We cannot predict, nor can we guarantee, future guarantee rates. (See "Initial and Subsequent Guarantee Periods" and "Establishment of Guarantee Rates and Current Rates").



    Subject to certain restrictions, partial and total surrenders are permitted. However, such surrenders may be subject to a surrender charge and/or a Market Value Adjustment. A full or partial surrender made preceding the end of a Guarantee Period will be subject to a Market Value Adjustment. Except as described below, the surrender charge will be deducted from any partial or full surrender made before the end of the seventh Contract Year. The surrender charge will be equal to seven percent of the Gross Surrender Value in the first Contract Year, and be reduced by one percentage point for each of the next six Contract Years.



    For a surrender made at the end of the initial guarantee period, no surrender charge will be applied, provided such surrender occurs on or after the end of the third contract year. For a surrender made at the end of any other guarantee period, no surrender charge will be applied, provided such surrender occurs on or after the end of the fifth contract year. A request for surrender at the end of a guarantee period must be received in writing within 30 days preceding the end of the guarantee period. A market value adjustment will not be applied.


    No surrender charges will be applicable to the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the Annuity Commencement Date.


    In addition, we will send you any interest that has been credited during the prior 12 months if you so request in writing. We will not impose any surrender charge or Market Value Adjustment on such interest payments. Any such surrender may, however, be subject to tax. (See "Surrenders" and "Federal Tax Considerations").



    The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender and the applicable Guarantee Rate being applied to your Account Value. Since Current Rates may reflect, in part, the investment yields available to Hartford (see "Investments By Hartford"), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, the amount you would receive upon a full surrender of your Contract may be less than your original purchase payment. If such yields should decrease significantly, the amount you would receive upon a full surrender may be more than your original purchase payment.



    We may defer payment of any partial or full surrender for a period not exceeding six months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less. Such a deferral of payment will be for a period greater than 30 days only under highly unusual circumstances. Interest of at least 4 1/2% per annum will be paid on any amounts deferred for more than 30 days if Hartford chooses to exercise this deferral right. (See "Payment Upon Partial or Full Surrender").



    On the Annuity Commencement Date specified by you, Hartford will make a lump-sum payment or start to pay a series of payments based on the Annuity Options selected by you. (See "Annuity Period").


    The Contract provides for a Death Benefit. If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to joint Participants, at the first death of a joint Participant preceding the Annuity Commencement Date, the Beneficiary will be the surviving Participant notwithstanding that the designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of Hartford.

    The Death Benefit will equal the Account Value. If the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving

6                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


the Death Benefit, to become the Participant and continue the Contract. (See "Death Benefit").



    A deduction will be made for premium taxes for Contracts sold in certain states. (See "Premium Taxes").


    Certain special provisions apply only with respect to Contracts issued in the states of California, Michigan, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin. These are set forth in detail in Appendix B.

    For Contracts issued as individual retirement annuities, Hartford will refund the purchase payment to the Participant if the Contract is returned to Hartford within seven days after Contract delivery.

HARTFORD LIFE INSURANCE COMPANY                                                7
--------------------------------------------------------------------------------


                           GLOSSARY OF SPECIAL TERMS


In this Prospectus, "we," "us," and "our" refer to Hartford Life Insurance Company. With respect to a group deferred annuity Contract, "you," "yours," and "Participant" refer to a person/persons who has/have been issued a Certificate. With respect to an individual annuity Contract, "you," "yours," and "Participant" refer to a person/persons who has/have been issued a Contract.

In addition, as used in this Prospectus, the following terms have the indicated meanings:


ACCOUNT VALUE: As of any date on which the New York Stock Exchange is open for business, the Account Value is the sum of the purchase payment and all interest earned to date less the sum of the Gross Surrender Value of any surrenders made to that date.



ANNUAL EFFECTIVE RATE OF INTEREST: At the beginning of a year, the rate of return an investment will earn during that year, where interest is not paid until the end of the year (i.e., no surrenders or interest surrenders are made during the year). If interest surrenders are taken more frequently than annually, the total interest for a given year will be less than the Annual Effective Rate of Interest times the Account Value at the beginning of the year.



ANNUITANT: The person upon whose life Annuity payments are based.


ANNUITY COMMENCEMENT DATE: The date designated in the Contract or otherwise by the Participant on which annuity payments are to start.

BENEFICIARY: The person entitled to receive benefits per the terms of the Contract in case of the death of the Annuitant or the Participant or Joint Participant, as applicable.

COMPOUND INTEREST METHOD: The process of interest being reinvested to earn additional interest on a daily basis. This method results in an exponential calculation of daily interest.

CONTRACT: For a group annuity Contract, "Contract" means the Certificate evidencing a participating interest in the group annuity Contract as set forth in this Prospectus. Any reference in this Prospectus to "Contract" includes the underlying group annuity Contract. For an individual annuity Contract, "Contract" means that individual annuity contract.

CONTRACT DATE: The effective date of Participant's participation under the group annuity Contract, as designated in the Contract, or the date of issue of an individual annuity Contract.

CONTRACT YEAR: A continuous 12 month period commencing on the Contract Date and each anniversary thereof.

CONTINGENT ANNUITANT: The person so designated by the Participant, who upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant.

CURRENT RATE: The applicable interest rate contained in a schedule of rates established by us from time to time for various durations.

DUE PROOF OF DEATH: A certified copy of a death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to Hartford.

GROSS SURRENDER VALUE: As of any date, that portion of the Account Value specified by you for a full or a partial surrender.


GUARANTEE PERIOD: The period for which either an initial Guarantee Rate or Subsequent Guarantee Rate is credited.



GUARANTEE RATE: The rate of interest credited and compounded annually during the Guarantee Period.



HARTFORD: Hartford Life Insurance Company.


IN WRITING: A written form satisfactory to us and received at our offices,
Attn.: Individual Annuity Services, P.O. Box 5085, Hartford, Connecticut 06102-5085.

MARKET VALUE ADJUSTMENT: A positive or negative financial adjustment made in connection with a full or partial surrender or annuitization during a Guarantee Period. The adjustment will reflect the relationship between the Current Rate for a new contract of the duration remaining in the Guarantee Period(s) at surrender or upon annuitization during a Guarantee Period and the interest rate for the Guarantee Period then applicable under the Contract.

NET SURRENDER VALUE: The amount payable to you on a full or partial surrender under the Contract after the application of any Contract charges and/or Market Value Adjustment.

NON-QUALIFIED CONTRACT: A Contract which is not classified as, or issued in connection with, a tax-qualified retirement plan using pre-tax dollars under the Internal Revenue Code of 1986, as amended (the "Code").


PURCHASE PAYMENT: The payment made to Hartford pursuant to the terms of the Contract.


QUALIFIED CONTRACT: A Contract which qualifies as, or issued in connection with, a tax-qualified retirement plan using pre-tax dollars under the Code, such as an employer-sponsored Section 401(k) plan or an eligible state deferred compensation plan under Section 457.

SUBSEQUENT GUARANTEE RATE: The rate of interest established by us for the applicable subsequent Guarantee Period.

8                                                HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                            DESCRIPTION OF CONTRACTS

  A. APPLICATION AND PURCHASE PAYMENT

    To apply for a Contract, you must complete an application form or an order to purchase. The application, along with your purchase payment, must be submitted to Hartford for its approval.

    The Contracts are issued within a reasonable time after the payment of a single purchase payment. You may not contribute additional purchase payments to a Contract in the future. You may, however, purchase additional Contracts, if you are an eligible individual, at then-prevailing Guarantee Rates and terms.

    The minimum purchase payment for a Contract is $5,000 for Non-Qualified Contracts ($2,000 for Qualified Contracts). Hartford retains the right to limit the amount of the maximum purchase payment.

    Your purchase payment becomes part of our general assets and is credited to an account we establish for you. We will generally confirm your purchase payment in writing within five business days of receipt. You start earning interest on your account the day the purchase payment is applied.

    In the event that your application or an order to purchase is not properly completed, we will attempt to contact you in writing or by telephone. We will return the purchase payment three weeks after its receipt by us if the application or an order to purchase has not, by that time, been properly completed.

  B. ACCUMULATION PERIOD

 1. INITIAL AND SUBSEQUENT GUARANTEE PERIODS


    Upon application, you will select the duration of your Initial Guarantee Period from among those durations offered by us. The duration you select will determine your initial Guarantee Rate. Your purchase payment (less surrenders and less applicable premium taxes, if any) will earn interest at the initial Guarantee Rate which is an Annual Effective Rate of Interest. Interest is credited daily to your account using the Compound Interest Method. With compound interest, the total investment of principal and interest earned to date is invested at all times. You continue to earn interest on interest already earned. However, when surrenders are made during the year, interest on the amount of the surrenders is lost for the remainder of the year.



    Set forth below is an illustration of how interest would be credited to your Account Value during each Guarantee Period, using a five year Guarantee Period. For the purpose of this example, we have made the assumptions.



    NOTE: The following example assumes no full or partial surrenders or pre-authorized distributions of interest during the entire five year period. A market value adjustment, surrender charge, or both may apply to any such surrenders or distributions (see "surrenders"). The hypothetical interest rates are illustrative only and are not intended to predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.

HARTFORD LIFE INSURANCE COMPANY                                                9
--------------------------------------------------------------------------------

              EXAMPLE OF COMPOUNDING AT THE INITIAL GUARANTEE RATE

     Beginning Account Value:                    $50,000
     Guarantee Period:                           5 years
     Guarantee Rate:                             5.50% per annum


                                                            END OF CONTRACT YEAR:
                                          ----------------------------------------------------------
                                            YEAR 1      YEAR 2      YEAR 3      YEAR 4      YEAR 5
                                          ----------  ----------  ----------  ----------  ----------
Beginning Account Value.................  $50,000.00
  X (1+Guarantee Rate)..................       1.055
                                          ----------
                                          $52,750.00
Account Value at end of Contract Year
 1......................................              $52,750.00
  X (1+Guarantee Rate)..................                   1.055
                                                      ----------
                                                      $55,651.25
Account Value at end of Contract Year
 2......................................                          $55,651.25
  X (1+Guarantee Rate)..................                               1.055
                                                                  ----------
                                                                  $58,712.07
Account Value at end of Contract Year
 3......................................                                      $58,712.07
  X (1+Guarantee Rate)..................                                           1.055
                                                                              ----------
                                                                              $61,941.23
Account Value at end of Contract Year
 4......................................                                                  $61,941.23
  X (1+Guarantee Rate)..................                                                       1.055
                                                                                          ----------
                                                                                          $65,348.00
Account Value at end of Guarantee
 Period.................................                                                  $65,348.00

Total Interest Credited in Guarantee
 Period --                                $65,348.00 - 50,000.00 = $15,348.00
                                                                  ----------
Account Value at end of Guarantee Period
 --                                       $50,000.00 + 15,348.00 = $65,348.00
Account Value after 180 days from the             $50,000 X (1.055)(180/365)
 Contract Date --                                               = $51,337.77



    Unless you elect to make a surrender (see "Surrenders"), a subsequent Guarantee Period will automatically commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be of the same duration as the previous Guarantee Period unless you elect in writing, on any day within the 30 day period preceding the end of the current Guarantee Period, a Guarantee Period of a different duration from among those offered by us at that time.


    In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 62 upon the expiration of a Guarantee Period and you have chosen age 65 as an Annuity Commencement Date, we will provide a three year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guarantee Rate which we have declared for that duration. The Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Guarantee Rate for longer durations.

    The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. This Account Value (less surrenders made after the beginning of the subsequent Guarantee Period) will earn interest compounded annually at the Subsequent Guarantee Rate.


    Within 30 days preceding the end of a Guarantee Period, we will notify you that the current rate Guarantee Period is expiring.


 2. ESTABLISHMENT OF GUARANTEE RATES AND
    CURRENT RATES


    You will know the initial Guarantee Rate for the Guarantee Period you choose at the time you purchase your Contract. Under certain circumstances, Hartford may offer a rate in excess of the Guarantee Rate for the first year only of a subsequent Guarantee Period. Current Rates will be established periodically along with the Guarantee Rates which will be applicable to subsequent Guarantee Periods. After the end of each Contract Year, we will send you a statement which will show (a) your Account Value as of the end of the preceding Contract Year,
(b) all transactions regarding your Contract during the Contract Year, (c) your Account Value at the end of the current Contract Year, and (d) the rate of interest being credited to your Contract.



    Hartford has no specific formula for determining the rate of interest that it will declare as Current Rates or Guarantee Rates in the future. The determination of Current Rates and Guarantee Rates may reflect, in part, the income anticipated from the types of debt instruments in which Hartford intends to invest the proceeds attributable to the Contracts. (See "Investments by Hartford"). In addition, Hartford's management may also consider various other

10                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

factors in determining Current Rates and Guarantee Rates for given periods, including regulatory and tax requirements; sales commissions and administrative expenses borne by Hartford; general economic trends; and competitive factors.


    Hartford's management will make the final determination as to current rates and guarantee rates to be declared. We cannot predict, nor can we guarantee, future current rates or guarantee rates.


 3. SURRENDERS

 (a) GENERAL


    Full surrenders may be made under a Contract at any time. Partial surrenders may only be made if:

     i. the Gross Surrender Value is at least $1,000; and

    ii. the remaining Account Value after the Gross Surrender Value has been deducted is at least $5,000.


    In the case of all surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to you. The Net Surrender Value equals:


(A - B) x C, where:

A = the Gross Surrender Value,


B = the surrender charge plus any unpaid premium tax, and



C = the Market Value Adjustment.


    Hartford will, upon request, inform you of the amount payable upon a full or partial surrender.


    Any full, partial or special surrender may be subject to tax. (See "Federal Tax Considerations").


    THERE ARE CERTAIN RESTRICTIONS ON SECTION 403(b) TAX-SHELTERED ANNUITIES. AS OF DECEMBER 31, 1988, ALL SECTION 403(b) ANNUITIES HAVE LIMITS ON FULL AND PARTIAL SURRENDERS. CONTRIBUTIONS TO THE CONTRACT MADE AFTER DECEMBER 31, 1988 AND ANY INCREASES IN CASH VALUE AFTER DECEMBER 31, 1988 MAY NOT BE DISTRIBUTED UNLESS THE CONTRACT OWNER/ EMPLOYEE HAS:(A) ATTAINED AGE 59 1/2, (B) TERMINATED EMPLOYMENT, (C) DIED, (D) BECOME DISABLED, OR (E) EXPERIENCED FINANCIAL HARDSHIP.

    DISTRIBUTIONS DUE TO FINANCIAL HARDSHIP OR SEPARATION FROM SERVICE MAY STILL BE SUBJECT TO A PENALTY TAX OF 10%.


    HARTFORD WILL NOT ASSUME ANY RESPONSIBILITY IN DETERMINING WHETHER A SURRENDER IS PERMISSIBLE, WITH OR WITHOUT TAX PENALTY, IN ANY PARTICULAR SITUATION OR IN MONITORING SURRENDER REQUESTS REGARDING PRE- OR POST-JANUARY 1, 1989 ACCOUNT VALUES.


 (b) SURRENDER CHARGE

    No deduction for a sales charge is made from the purchase payment when received. A surrender charge, however, may be deducted from the Gross Surrender Value (before application of any Market Value Adjustment) of any partial or full surrender made before the end of the seventh Contract Year regardless of the length of Guarantee Periods, as follows:

                        SURRENDER
                        CHARGE AS
  CONTRACT YEAR        PERCENTAGE
    IN WHICH            OF GROSS
SURRENDER IS MADE    SURRENDER VALUE
-----------------  -------------------
        1                      7%
        2                      6%
        3                      5%
        4                      4%
        5                      3%
        6                      2%
        7                      1%
   Thereafter                  0%


    No surrender charge will be made for surrenders after Contract Year 7 or certain surrenders effective at the end of a Guarantee Period. (See "Special Surrenders").


    The surrender charge may be reduced if you are surrendering to purchase a variable annuity contract issued by Hartford or an affiliate of Hartford.

    For example, assume you select an initial Guarantee Period of five years and then you take no action to change the duration of the second Guarantee Period, resulting in a second Guarantee Period also with a duration of five years. Any surrenders made during the sixth Contract Year will be subject to a two percent surrender charge even though you could have made a surrender of up to the Account Value at the end of the initial five year Guarantee Period which would not have been subject to a surrender charge.

 (c) MARKET VALUE ADJUSTMENT

    The amount payable on a partial or full surrender made during any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to Gross Surrender Value, net of any surrender charge.

    In the case of either a partial or full surrender, the Market Value Adjustment will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender, and the Guarantee Rate then applicable to your Contract.

HARTFORD LIFE INSURANCE COMPANY                                               11
--------------------------------------------------------------------------------

    Generally, if your Guarantee Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will reduce the payment upon surrender.

    Similarly, if your Guarantee Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will increase the payment upon surrender.

    For example, assume you purchase a Contract and select an initial Guarantee Period of ten years and our Guarantee Rate for that duration is 8% per annum. Assume that at the end of seven years you make a partial surrender. If the three year Current Rate is then 6%, the amount payable upon partial surrender will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than your Guarantee Rate (for example, 10%), the application of the Market Value Adjustment will cause a decrease in the amount payable to you upon this partial surrender.


    Since Current Rates may reflect, in part, the investment yields available to Hartford (see "Investments By Hartford"), the Market Value Adjustment may also reflect, in part, the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, coupled with the application of the surrender charges, the amount you would receive upon a full surrender of your Contract could be less than your original purchase payment.


    The formula for calculating the Market Value Adjustment is set forth in Appendix C, which also contains an additional illustration of the application of the Market Value Adjustment.

 (d) SPECIAL SURRENDERS

    No surrender charge is imposed:

    (1) Upon a surrender made at the end of the initial Guarantee Period, provided such surrender occurs on or after the end of the third Contract Year.

    (2) Upon a surrender made at the end of any subsequent Guarantee Period, provided such surrender occurs on or after the end of the fifth Contract Year.


        A request for surrender at the end of a Guarantee Period pursuant to (1) and (2) above must be received in writing by Hartford during the 30 day period preceding the end of that Guarantee Period.


    (3) Upon the application of your Account Value to purchase an annuity on the Annuity Commencement Date. A Market Value Adjustment will be applied if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option, Hartford must receive your notice in writing at least 30 days before the end of that Guarantee Period.

        In addition, we will send you any interest that has been credited during the prior 12 months if you so request in writing. No surrender charge or Market Value Adjustment will apply to such interest payments. Any such surrender may, however, be subject to tax.

        For certain tax-qualified plans, we reserve the right to offer by rider an extended surrender privilege, without imposing a surrender charge or Market Value Adjustment.

 4. GUARANTEE PERIOD EXCHANGE OPTION

    Once each Contract Year you may elect to transfer from your current rate Guarantee Period into a new rate Guarantee Period of a different duration. A Market Value Adjustment will be applied to your current Account Value at the time of transfer. There will be no surrender charge for this exchange. Surrender charges will continue to be based on time elapsed from the original Contract Date. While we currently do not impose a transfer charge, Hartford reserves the right to charge a fee of up to $50 for each transfer.

 5. PREMIUM TAXES


    A deduction is also made for premium taxes, if applicable, imposed by a state or other governmental entity, generally ranging up to 3.5%. Some states assess the tax at the time purchase payments are made; others assess the tax when annuity payments begin. Hartford will pay premium taxes at the time imposed under applicable law. At its sole discretion, Hartford may deduct premium taxes at the time Hartford pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.


 6. DEATH BENEFIT

    If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Participant dies before the Annuity Commencement Date, the Death Benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. With regard to Joint Participants, at the first death of a Joint Participant preceding the Annuity Commencement Date, the Beneficiary will be the surviving Participant, notwithstanding that the Designated Beneficiary may be different. The Death Benefit is calculated as of the date we receive at the offices of Hartford written notification of Due Proof of Death. The Death Benefit will equal the Account Value.

    The Death Benefit may be taken in one sum, to be paid within six months after the date we receive Due Proof of Death, or under any of the Annuity Options available under the Contract; provided, however, that: (a) in the event of the death of a Participant prior to the Annuity Commencement Date, any Annuity Option selected must provide that any

12                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


amount payable as a Death Benefit will be distributed within five years of the date of death; and (b) in the event of the death of a Participant or Annuitant which occurs on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. In the event of the Participant's death, where the sole Beneficiary is the spouse of the Participant and the Annuitant or Contingent Annuitant is living, such sole Beneficiary may elect, in lieu of receiving the Death Benefit, to be treated as the Participant.


    If the Contract is owned by a corporation or other non-individual, the Death Benefit payable upon the death of the Annuitant preceding the Annuity Commencement Date will be payable only as one sum or under the same Annuity Options and in the same manner as if an individual Contract Owner died on the date of the Annuitant's death.

 7. PAYMENT UPON PARTIAL OR FULL SURRENDER


    We may defer payment of any partial or full surrender for a period not exceeding six months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. We may defer a surrender payment more than 30 days and, if we do, we will pay interest of at least 4 1/2% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate under the Contracts, accompanied by a radical shift in interest rates. If we intend to withhold payment for more than 30 days, we will notify you in writing. We will not, however, defer payment for more than 30 days as to any surrender which is to be effective at the end of any Guarantee Period.


  C. ANNUITY PERIOD

 1. ELECTING THE ANNUITY COMMENCEMENT DATE AND
    FORM OF ANNUITY

    Upon application for a Contract, you select an Annuity Commencement Date. Within 30 days preceding your Annuity Commencement Date you may elect to have all or a portion of your Net Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, or with respect to any portion of your Net Surrender Value not paid in a lump sum, you may elect, at least 30 days preceding the Annuity Commencement Date, to have your Account Value with a Market Value Adjustment, if applicable, or a portion thereof multiplied by the Market Value Adjustment (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, Account Value with a Market Value Adjustment, if applicable, will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain. This Contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Option Six.

 2. CHANGE OF ANNUITY COMMENCEMENT DATE OR
    ANNUITY OPTION

    You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in writing and received by us at least 30 days preceding the scheduled Annuity Commencement Date. Also, the proposed Annuity Commencement Date may not be beyond the Annuitant's 90th birthday, except in certain states where the Annuity Commencement Date may not be beyond the Annuitant's 85th birthday.

 3. ANNUITY OPTIONS

    Any one of the following Annuity Options may be elected:


    FIRST OPTION -- Life Annuity


    An annuity payable monthly during the lifetime of the Annuitant, and terminating with the last monthly payment due preceding the death of the Annuitant. It would be possible under this Option for an Annuitant to receive only one Annuity payment if he died preceding the due date of the second Annuity payment, two payments if he died before the due date of the third Annuity payment, and so on.


    SECOND OPTION -- Life Annuity with 120, 180 or 240 Monthly Payments Certain


    An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months or 240 months (as selected), and for as long thereafter as the Annuitant shall live.


    THIRD OPTION -- Cash Refund Life Annuity


    An annuity payable monthly during the lifetime of the Annuitant, provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to (a) minus (b), where (a) is the Account Value applied on the Annuity Commencement Date under this Option and (b) is the dollar amount of annuity payments already paid.


    FOURTH OPTION -- Joint and Last Survivor Life Annuity


    An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment preceding the death of the survivor. It would be possible under this Option for the Annuitant, and designated second person in the event of the common or simultaneous death of the parties, to receive only one

HARTFORD LIFE INSURANCE COMPANY                                               13
--------------------------------------------------------------------------------

payment in the event of death preceding the due date for the second payment, and so on.


    FIFTH OPTION -- Payments for a Designated Period



    An amount payable monthly for the number of years selected which may be from five to 30 years.


    The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the five Annuity Options. Under the First, Second or Third Options, the amount of each payment will depend upon the age and sex of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

    The Tables for the First, Second, Third and Fourth Options are based on the 1983a Individual Annuity Mortality Table, with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.
    We may, from time to time, at our discretion if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options.


    SIXTH OPTION -- Annuity Proceeds Settlement Option


    Proceeds from the Death Benefit may be left with Hartford for a period not to exceed five years from the date of the Participant's death preceding the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same interest rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration closest to but not to exceed the time remaining in the period of five years from the date of the Participant's death. Full or partial surrenders may be made at any time. In the event of surrenders, the remaining value will equal the proceeds left with Hartford, minus any surrenders, plus any interest earned. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period.

 4. ANNUITY PAYMENT

    The first payment under any Annuity Option will be made following the Annuity Commencement Date. Subsequent payments will be made on the same day in accordance with the manner of payment selected.

    The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Hartford's rules then in effect. If at any time payments are less than the minimum payment amount, Hartford has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, Hartford may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump sum settlement in lieu thereof.

 5. DEATH OF ANNUITANT AFTER ANNUITY
    COMMENCEMENT DATE

    In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of the current dollar amount of any remaining guaranteed payments will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by us. Calculations of such present value will be based on the interest rate that is used by us to determine the amount of each certain payment.

                            INVESTMENTS BY HARTFORD

    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page - for percentage breakdown of Hartford's investments.)

    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.


    Nonetheless, in establishing Guarantee Rates and Current Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Establishment of Guarantee Rates and Current Rate"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.


    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

14                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

    Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.


                             AMENDMENT OF CONTRACTS


    We reserve the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                            ASSIGNMENT OF CONTRACTS

    Your rights as evidenced by a Contract may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                           DISTRIBUTION OF CONTRACTS

    The Contracts are sold by certain independent broker-dealers registered under the 1934 Act to persons who have established an account with the broker-dealer. In addition, the Contracts may be offered to members of certain other eligible groups or certain individuals. Hartford will pay a maximum commission of 5% for the sale of a Contract. From time to time, customers of certain broker-dealers may be offered special initial Guarantee Rates and negotiated commissions.

    The Contracts may also be sold directly to employees of Hartford and of Hartford Fire Insurance Company, of which Hartford is a subsidiary. The Contracts will be credited with an additional 2% of the employee's purchase payment by Hartford. This additional percentage of purchase payment in no way affects present or future charges, rights, benefits or current values of other Contract Owners.

    Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the Contracts. HSD is a wholly-owned subsidiary of Hartford. The principal business address of HSD is the same as Hartford. HSD is registered with the Commission under the 1934 Act as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners.

    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not effect the amounts paid by the policyholders or contract owners to purchase, hold or surrender insurance products.

                           FEDERAL TAX CONSIDERATIONS

  A. GENERAL

    SINCE THE TAX LAW IS COMPLEX AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE PARTICIPANT INVOLVED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CONTRACT DESCRIBED IN THIS PROSPECTUS.

    It should be understood that any detailed description of the federal income tax consequences regarding the purchase of the Contracts cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made here to consider any applicable state or other tax laws. For detailed information, a qualified tax adviser should always be consulted. This discussion is based upon Hartford's understanding of existing federal income tax laws as they are currently interpreted. No representation is made as to the likelihood of continuation of the present federal income tax laws or of the current or

HARTFORD LIFE INSURANCE COMPANY                                               15
--------------------------------------------------------------------------------

future interpretations of those laws by the Internal Revenue Service.

    THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS LEGAL ADVICE REGARDING THE TAX LAWS. Any person with questions about the tax consequences regarding the Contracts should consult a competent tax advisor prior to making any decisions.

  B. TAXATION OF HARTFORD

    Hartford is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). The assets underlying the Contracts will be owned by Hartford. The income earned on such assets will be Hartford's income.

  C. TAXATION OF ANNUITIES -- GENERAL
     PROVISIONS AFFECTING PURCHASERS OTHER
     THAN QUALIFIED RETIREMENT PLANS

    Section 72 of the Code governs the taxation of annuities in general.

 1. NON-NATURAL PERSONS, CORPORATIONS, ETC.

    Section 72 contains provisions for Contract Owners which are non-natural persons. Non-natural persons include corporations, trusts, limited liability companies and partnerships. The annual net increase in the value of the Contract is currently includable in the gross income of a non-natural person, unless the non-natural person holds the Contract as an agent for a natural person. There are additional exceptions from current inclusion for (i) certain annuities held by structured settlement companies, (ii) certain annuities held by an employer with respect to a terminated qualified retirement plan and (iii) certain immediate annuities. A non-natural person which is a tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

    If the Contract Owner is not an individual, Section 72 requires that the primary Annuitant shall be treated as the Contract Owner for purposes of making the required distributions. If the Contract Owner is not an individual, then a change in the primary Annuitant will be treated as the death of the Contract Owner for purposes of required distributions where the Contract Owner dies before the entire interest in the Contract is distributed.

 2. OTHER CONTRACT OWNERS (NATURAL PERSONS).

    In general, and with certain exceptions, interest or earnings credited under the Contract are not included in the Contract Owner's income for tax purposes until actually distributed from the Contract.

    The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.

 a. DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.

i. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

ii. To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract."

iii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.

v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.

 b. DISTRIBUTIONS AFTER ANNUITY COMMENCEMENT DATE.

    Annuity payments made periodically after the Annuity Commencement Date are excluded from gross income to the extent that part of the amount of the payment bears the same ratio to the payment as the "investment in the contract" bears to the expected return under the Contract ("exclusion ratio").

16                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.



ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.



iii. Generally, nonperiodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after the Annuity Commencement Date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).



iv. For annuity payments made under a qualified plan, the portion of each annuity payment that represents nontaxable return of basis is generally equal to the total investment in the Contract as of the Annuity Commencement Date, divided by the number of anticipated payments, which is determined by reference to the age of the Annuitant under a table in Section 72(d) of the Code.



 c. AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.



    Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. Hartford believes that for any annuity subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Surrenders will first be treated as surrenders of income until all of the income from all such Contracts is surrendered. As of the date of this Prospectus, there are no regulations interpreting this provision.



 d. 10% PENALTY TAX -- APPLICABLE TO CERTAIN
    SURRENDERS AND ANNUITY PAYMENTS.



i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.



ii. In general, the 10% penalty tax will not apply to the following distributions (exceptions vary based upon the precise plan involved):



    1. Distributions made on or after the date the recipient has attained the age of 59 1/2.



    2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.



    3.  Distributions attributable to a recipient's becoming disabled.


    4. A distribution that is part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's Beneficiary).


    5. Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e).



 e. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.


    If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and
(4) last from the remaining "investment in the contract." As a result, to the extent that such amount received or deemed received does not exceed such pre-8/14/82 investment, such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph 3.

HARTFORD LIFE INSURANCE COMPANY                                               17
--------------------------------------------------------------------------------

 f. REQUIRED DISTRIBUTIONS

i.  Death of Contract Owner or Primary Annuitant


    Subject to the alternative election or spouse beneficiary provisions in ii. or iii. below:


    1. If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

    2. If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within 5 years after such death; and

    3.  If the Contract Owner is not an individual, then for purposes of 1. or
        2. above, the primary annuitant under the Contract shall be treated as the Contract Owner, and any change in the primary annuitant shall be treated as the death of the Contract Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

ii.  Alternative Election to Satisfy Distribution Requirements

     If any portion of the interest of a Contract Owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. The election and payments must begin within a year of the death.

iii. Spouse Beneficiary

     If any portion of the interest of a Contract Owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the Contract Owner of such portion for purposes of section i. above.


  D. INFORMATION REGARDING
     TAX-QUALIFIED PLANS


    The tax rules applicable to tax-qualified contract owners, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of plan as well as the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of applicable limits, distributions prior to age 59 1/2 (subject to certain exceptions), distributions which do not conform to applicable commencement and minimum distribution rules, and certain other transactions with respect to tax-qualified plans. Therefore, this summary does not attempt to provide more than general information about the tax rules associated with use of a Contract by a tax-qualified retirement plan. Contract owners, plan participants and beneficiaries are cautioned that the rights and benefits of any person to benefits may be controlled by the terms and conditions of the tax-qualified retirement plan itself, regardless of the terms and conditions of a Contract, but that Hartford is not bound by the terms and conditions of such plans to the extent such terms conflict with a Contract, unless Hartford specifically consents to be bound. Additionally, some tax-qualified retirement plans are subject to distribution and other requirements which are not incorporated into Hartford's administrative procedures. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable law. Because of the complexity of these rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

 1. TAX-QUALIFIED PENSION OR PROFIT-SHARING PLANS.

    Provisions of the Code permit eligible employers to establish tax-qualified pension or profit sharing plans (described in Section 401(a) and 401(k), if applicable, and exempt from taxation under Section 501(a) of the Code), and Simplified Employee Pension Plans (described in Section 408(k)). Such plans are subject to limitations on the amount that may be contributed, the persons who may be eligible to participate and the time when distributions must commence. Employers intending to use these contracts in connection with tax-qualified pension or profit-sharing plans should seek competent tax and other legal advice.

 2. TAX SHELTERED ANNUITIES UNDER SECTION 403(B).

    Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations, as specified in Section 501(c)(3) of the Code, to purchase annuity contracts, and, subject to certain limitations, to exclude such contributions from gross income. Generally, such contributions may not exceed the lesser of $10,000 (indexed) or 20% of an employee's "includable compensation" for such employee's most recent full year of employment, subject to other adjustments. Special provisions under the Code may allow some employees to elect a different overall limitation.

    Tax-sheltered annuity programs under Section 403(b) are subject to a PROHIBITION AGAINST DISTRIBUTIONS FROM THE CONTRACT ATTRIBUTABLE TO CONTRIBUTIONS MADE PURSUANT TO A SALARY REDUCTION AGREEMENT, unless such distribution is made:


(a) after the participating employee attains age 59 1/2;



(b) upon separation from service;

18                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


(c) upon death or disability; or



(d) in the case of hardship (and in the case of hardship, any income attributable to such contributions may not be distributed).


    Generally, the above restrictions do not apply to distributions attributable to cash values or other amounts held under a Section 403(b) contract as of December 31, 1988.

 3. DEFERRED COMPENSATION PLANS UNDER SECTION 457.

    Employees and independent contractors performing services for eligible employers may have contributions made to an Eligible Deferred Compensation Plan of their employer in accordance with the employer's plan and Section 457 of the Code. Section 457 places limitations on contributions to Eligible Deferred Compensation Plans maintained by a State or other tax-exempt organization. For these purposes, the term "State" means a State, a political sub-division of a State, and an agency or instrumentality of a State or political sub-division of a State. Generally, the limitation is 33 1/3% of includable compensation (typically 25% of gross compensation) or, for 1998, $8,000 (indexed), whichever is less. Such a plan may also provide for additional "catch-up" deferrals during the three taxable years ending before a Participant attains normal retirement age.

    An employee electing to participate in an Eligible Deferred Compensation Plan should understand that his or her rights and benefits are governed strictly by the terms of the plan and that the employer is the legal owner of any contract issued with respect to the plan. The employer, as owner of the contract(s), retains all voting and redemption rights which may accrue to the contract(s) issued with respect to the plan. The participating employee should look to the terms of his or her plan for any charges in regard to participating therein other than those disclosed in this Prospectus. Participants should also be aware that effective August 20, 1996, the Small Business Job Protection Act of 1996 requires that all assets and income of an Eligible Deferred Compensation Plan established by a governmental employer which is a State, a political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State, must be held in trust (or under certain specified annuity contracts or custodial accounts) for the exclusive benefit of participants and their beneficiaries. Special transition rules apply to such Eligible governmental Deferred Compensation Plans already in existence on August 20, 1996, and provide that such plans need not establish a trust before January 1, 1999. However, this requirement of a trust does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) organization, and such amounts will be subject to the claims of such tax-exempt employer's general creditors.

    In general, distributions from an Eligible Deferred Compensation Plan are prohibited under Section 457 of the Code unless made after the participating employee attains age 70 1/2, separates from service, dies, or suffers an unforeseeable financial emergency. Present federal tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in limited cases.

 4. INDIVIDUAL RETIREMENT ANNUITIES UNDER SECTION 408.

    Section 408 of the Code permits eligible individuals to establish individual retirement programs through the purchase of Individual Retirement Annuities ("IRAs"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain qualified plans may be "rolled-over" on a tax-deferred basis into an IRA.

    The Contracts may be offered as SIMPLE IRAs in connection with a SIMPLE IRA plan of an employer. Special rollover rules apply to SIMPLE IRAs. Amounts can be rolled over from one SIMPLE IRA to another SIMPLE IRA. However, amounts can be rolled over from a SIMPLE IRA to a regular IRA only after two years have expired since the participant first commenced participation in your employer's SIMPLE IRA plan. Amounts cannot be rolled over to a SIMPLE IRA from a qualified plan or a regular IRA. Hartford is a non-designated financial institution.

    Beginning in 1998, the Contracts may be offered as ROTH IRAs under Section 408A of the Code. Contributions to a ROTH IRA are not deductible. Subject to special limitations, a regular IRA may be converted into a ROTH IRA or a distribution from a regular IRA may be rolled over to a ROTH IRA. However, a conversion or a rollover from a regular IRA to a ROTH IRA is not excludable from gross income. If certain conditions are met, qualified distributions from a ROTH IRA are tax-free.

 5. FEDERAL TAX PENALTIES AND WITHHOLDING.

    Distributions from retirement plans are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the portion of the distribution which bears the same ratio as the after-tax contributions bear to the expected return.


 a. PREMATURE DISTRIBUTION.


    Distributions from a tax-qualified plan before the Participant attains age 59 1/2 are generally subject to an additional penalty tax equal to 10% of the taxable portion of the distribution. The 10% penalty does not apply to distributions made after the employee's death, on account of disability, for eligible medical expenses and distributions in the form of a life annuity and, except in the case of an IRA, certain distributions after separation from service after age 55. For these purposes, a life annuity means a scheduled series of substantially equal periodic payments for the life or

HARTFORD LIFE INSURANCE COMPANY                                               19
--------------------------------------------------------------------------------

life expectancy of the Participant (or the joint lives or life expectancies of the Participant and Beneficiary).


    In addition, effective for distributions made from an IRA after December 31, 1997, there is no such penalty tax on distributions that do not exceed the amount of certain qualifying higher education expenses, as defined by Section 72(t)(7) of the Code, or which are qualified first-time homebuyer distributions meeting the requirements of Section 72(t)(8) of the Code.


    If you are a participant in a SIMPLE IRA plan, you should be aware that the 10% penalty tax discussed above is increased to 25% with respect to non-exempt premature distributions made from your SIMPLE IRA during the first two years following the date you first commenced participation in any SIMPLE IRA plan of your employer.

 b. MINIMUM DISTRIBUTION TAX.

    If the amount distributed is less than the minimum required distribution for the year, the Participant is subject to a 50% tax on the amount that was not properly distributed.

    An individual's interest in a tax-qualified retirement plan generally must be distributed, or begin to be distributed, not later than April 1 of the calendar year following the later of (i) the calendar year in which the individual attains age 70 1/2 or (ii) the calendar year in which the individual retires from service with the employer sponsoring the plan ("required beginning date"). However, the required beginning date for an individual who is a five (5) percent owner (as defined in the Code), or who is the owner of an IRA, is April 1 of the calendar year following the calendar year in which the individual attains age 70 1/2. The entire interest of the Participant must be distributed beginning no later than the required beginning date over a period which may not extend beyond a maximum of the life expectancy of the Participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution.

    If an individual dies before reaching his or her required beginning date, the individual's entire interest must generally be distributed within five years of the individual's death. However, this rule will be deemed satisfied, if distributions begin before the close of the calendar year following the individual's death to a designated Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2.

    If an individual dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

 c. WITHHOLDING

    In general, distributions from IRAs and plans described in Section 457 of the Code are subject to regular wage withholding rules. Periodic distributions from other tax-qualified retirement plans that are made for a specified period of 10 or more years or for the life or life expectancy of the participant (or the joint lives or life expectancies of the participant and beneficiary) are generally subject to federal income tax withholding as if the recipient were married claiming three exemptions. The recipient of periodic distributions may generally elect not to have withholding apply or to have income taxes withheld at a different rate by providing a completed election form.

    Other distributions from such other tax-qualified retirement plans are generally subject to mandatory income tax withholding at the flat rate of 20% unless such distributions are:

1)  the non-taxable portion of the distribution;

2)  required minimum distributions; or

3)  direct transfer distributions.

    Direct transfer distributions are direct payments to an IRA or to another eligible retirement plan under Code section 401(a)(31).

  E. ANNUITY PURCHASES BY NONRESIDENT
     ALIENS AND FOREIGN CORPORATIONS

    The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on annuity distributions at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity purchase.

20                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                                  THE COMPANY

  A. BUSINESS OF HARTFORD LIFE
     INSURANCE COMPANY

 ORGANIZATION

    Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999. Hartford is a subsidiary of Hartford Fire Insurance Company, one of the largest multiple line insurance carriers in the United States. Hartford is ultimately owned by The Hartford Financial Services Group, Inc., a Delaware corporation.

    Hartford is rated A+ (superior) by A.M. Best and Company, Inc. on the basis of its financial soundness and operating performance. Hartford is rated AA by Standard & Poor's Corporation and AA+ by Duff and Phelps, on the basis of its claims paying ability. These ratings do not apply to the investment performance of the Sub-Accounts of the Separate Accounts. The ratings apply to Hartford's ability to meet its insurance obligations including those described in this Prospectus.


    Hartford provides for the insurance and retirement needs of millions of individuals and has been among the fastest growing major life insurance companies in the United States for the past several years, as measured by assets. At December 31, 1998, Hartford's total assets of $_____ billion included _______% of fixed maturities and ________% of separate accounts with the remainder representing equity securities, cash, policy loans, reinsurance recoverable, deferred policy acquisition costs and other assets.


    The reportable segments of the Company and its subsidiaries are:

    Annuity
    Individual Life Insurance
    Employee Benefits
    Guaranteed Investment Contracts
    Corporate operations

    Revenue, income before income tax expense and assets by reportable segment are set forth in Note 7 in Notes to Consolidated Financial Statements.

 BRIEF DESCRIPTION OF REPORTABLE SEGMENTS

    The Company operates in three principal business segments: Annuity, Individual Life Insurance and Employee Benefits. The Company also maintains a Guaranteed Investment Contracts segment, which is primarily comprised of guaranteed rate contract business written prior to 1995 ("Closed Book GRC") and a Corporate Operation through which it reports net investment income on assets representing surplus not assigned to any of its business segments and certain other revenues and expenses not specifically allocable to any of its business segments. The following is a description of each segment, including a discussion of principal products, methods of distribution, and competitive environments.

ANNUITY


    The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The Annuity segment offers fixed market value adjusted ("MVA") and variable annuities, deferred compensation plan services for municipal governments and corporations, structured settlement contracts and other special purpose annuity contracts, mutual funds, investment management contracts and certain other financial products. The Annuity segment accounted for $_______ million of the total segment earnings of the Company for the year ended December 31, 1998. Growth in the Company's assets has been driven by its sale of variable annuities. For the year ended December 31, 1998, the Company was the largest writer of both individual annuities and individual variable annuities. New sales of individual annuities were approximately $_______ billion in 1998, bringing total individual annuity account value to $________ billion as of December 31, 1998. Of the total individual annuity account value, $________ billion relates to individual variable annuities and $________ billion relates to fixed MVA annuities held in guaranteed separate accounts. Of the Company's $_________ billion in individual variable annuities in force, $________ billion, or 92%, are held in non-guaranteed separate accounts, as of December 31, 1998. In contrast, the next nine largest writers in the United States of variable annuities held an average of ________% of their variable annuities in force in non-guaranteed separate accounts, as of December 31, 1998, based on the Company's analysis of information compiled by Variable Annuity and Research Data Service ("VARDS").


    The Company has distribution arrangements to sell its individual annuity products with approximately 1,350 national and regional broker-dealers and 450 banks. Management believes that it has established a strong distribution franchise through its long-standing relationships with the members of its bank and broker-dealer network and is committed both to expanding sales through these established channels of distribution and promoting new distributors for all its products and services.

INDIVIDUAL LIFE INSURANCE

    The Individual Life Insurance segment focuses on individuals' needs regarding the transfer of wealth between

HARTFORD LIFE INSURANCE COMPANY                                               21
--------------------------------------------------------------------------------


generations, as well as the protection of individuals and their families against lost earnings resulting from death. The chief products sold in this market include both variable and fixed universal life-type contracts (including interest-sensitive whole life), as well as single premium variable life and term life products. Individual life insurance in force has increased from $45.2 billion in 1994 to $_______ billion in 1998, of which $_______ billion was derived from acquisitions. The Company's growth in insurance in force, together with favorable mortality results and a declining expense ratio, has resulted in increased segment earnings from $25 million in 1994 to $_______ million in 1998.



    The primary Individual Life distribution system is focused on products designed for high-end estate and business planning. The high-end estate and business planning organization is managed through a sales office system of qualified insurance professionals with specialized training in sophisticated life insurance sales. These employees have access to an extensive network of licensed life insurance agents. High-end sales also occur, in certain regions, through a group of independent life insurance marketing organizations, each of which maintains a separate marketing agreement with the Company. In addition, other distribution relationships exist to provide incremental sales of life insurance products for both estate planning and basic protection against lost income from death. Furthermore, sales of single premium variable life are generated through the individual annuity distribution system. Along with HLA, ________% of total sales were produced by the sales office system, _________% resulted from the individual annuity distribution system with the remaining _______% of sales generated by other life insurance distribution relationships during 1998.


EMPLOYEE BENEFITS


    The Employee Benefits segment focuses on the needs of employers and associations to purchase group insurance products. The group life, long-term and short-term disability, stop-loss and supplementary medical coverages sold in this segment are reinsured to HLA. This segment also contains specialty businesses such as corporate owned life insurance ("COLI") and life/health reinsurance. Together with HLA, the Company is the largest writer of group short-term disability benefit plans and the second largest writer of group long-term disability insurance, as well as the fourth largest writer of group life insurance based on full-year 1997 new premium and premium equivalents, according to information compiled by the Employee Benefits Plan Review ("EBPR"). Management believes that, as a result of The Hartford's name recognition, the value-added nature of the Company's managed disability products and its effective claims administration, it is one of the leading sellers in the "large case" group market (companies with over 1,000 employees) and that further growth opportunities exist in the "small case" and "medium case" group markets. Sales of COLI have resulted in an increase in segment earnings from $18 million in 1994 to $________million in 1999.


    The Employee Benefits segment uses an experienced group of Company employees to distribute its products through a variety of distribution outlets, including insurance agents, brokers, associations and third-party administrators.

  B. SELECTED FINANCIAL DATA

    The following selected financial data for Hartford, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus beginning on page - .

22                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                              STATEMENT OF INCOME

                                                                    1998       1997       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                                        ------------------------------------------
REVENUES
  Premiums and other considerations.............................             $   1,637  $   1,705  $   1,487  $   1,100  $     747
  Net investment income.........................................                 1.368      1,397      1,328      1,292      1,051
  Net realized (losses) gains...................................                     4       (213)       (11)         7         16
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues..............................................                 3,009      2,889      2,804      2,399      1,814
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses................                 1,379      1,535      1,422      1,405      1,046
  Amortization of deferred policy acquisition costs.............                   335        234        199        145        113
  Dividends to policyholders....................................                   240        635        675        419        227
  Other insurance expenses......................................                   586        427        317        227        210
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Benefits, Claims and Expenses.........................                 2,540      2,831      2,613      2,196      1,596
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax expense..............................                   469         58        191        203        218
  Income tax expense............................................                   167         20         62         65         75
  Income before cumulative effect of changes in accounting
   principles...................................................                   302         38        129        138        143
  Cumulative effect of changes in accounting principles net of
   tax benefits of $7...........................................                --         --         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
NET INCOME......................................................                   302  $      38  $     129  $     138  $     143
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------

                                                                    1992
                                                                  ---------

REVENUES
  Premiums and other considerations.............................  $     259
  Net investment income.........................................        907
  Net realized (losses) gains...................................          5
                                                                  ---------
    Total Revenues..............................................      1,171
                                                                  ---------
                                                                  ---------
BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses................        797
  Amortization of deferred policy acquisition costs.............         55
  Dividends to policyholders....................................         47
  Other insurance expenses......................................        138
                                                                  ---------
    Total Benefits, Claims and Expenses.........................      1,037
                                                                  ---------
                                                                  ---------
  Income before income tax expense..............................        134
  Income tax expense............................................         45
  Income before cumulative effect of changes in accounting
   principles...................................................         89
  Cumulative effect of changes in accounting principles net of
   tax benefits of $7...........................................        (13)
                                                                  ---------
NET INCOME......................................................  $      76
                                                                  ---------
                                                                  ---------


  C. MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF
     OPERATION (DOLLAR AMOUNTS IN MILLIONS)


    [TO BE INSERTED BY AMENDMENT]


                                 LEGAL OPINION

    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Lynda Godkin, General Counsel and Secretary of Hartford.

                                    EXPERTS

    The audited financial statements and financial statement schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

HARTFORD LIFE INSURANCE COMPANY                                               23
--------------------------------------------------------------------------------


                                   APPENDIX A
                MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS


The CRC-Registered Trademark- (Compound Rate Contract) Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section 401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under
Section 457 of the Code ("Qualified Plans").


    To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.



    Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

24                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


                                   APPENDIX B
        SPECIAL PROVISIONS FOR INDIVIDUAL CONTRACTS ISSUED IN THE STATE
              OF CALIFORNIA, MICHIGAN, MISSOURI, NEW YORK, OREGON,
                 SOUTH CAROLINA, TEXAS, VIRGINIA AND WISCONSIN


The following provision, among others, applies only to individual Contracts issued in the States of California, Michigan, Missouri, New York, Oregon, South Carolina, Texas, Virginia and Wisconsin:

(1) The Contract Owner has the right to request, in writing, a surrender of the Contract within ten (10) days after it was purchased. In such event, in California, Michigan, Missouri, New York, Oregon, Texas, Virginia and Wisconsin, Hartford will pay the Contract Owner an amount equal to the sum of (a) the Account Value on the date the written request for surrender was received multiplied by the Market Value Adjustment formula and (b) any charges deducted from the Purchase Payment. In Missouri and South Carolina, the Contract will be cancelled and any premium paid will be refunded in full.

HARTFORD LIFE INSURANCE COMPANY                                               25
--------------------------------------------------------------------------------


                                   APPENDIX C
                            MARKET VALUE ADJUSTMENT


    The formula which will be used to determine the Market Value Adjustment is:

                            [(1 + I)/(1 + J)](n/12)

    I          =      The Guarantee Rate in effect for the Current Guarantee Period
                      (expressed as a decimal, e.g., 1% = .01)

    J          =      The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years).

    N          =      The number of complete months from the surrender date to the end of the current
                      Guarantee Period.

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:  $50,000
Guarantee Period:         5 Years
Guarantee Rate:           5.50% per annum
Full Surrender:           Middle of Contract Year 3

 EXAMPLE 1:

Gross Surrender Value at middle
 of
 Contract Year 3                      =      50,000 (1.055)(2.5) = 57,161.18
Net Surrender Value at middle of
 Contract Year 3                      =      [57,161.18 - (0.05) x 57,161.18]
                                             X Market Value Adjustment
                                      =      $54,303.12 X Market Value Adjustment
Market Value Adjustment

    I          =      0.055
    J          =      0.061
    N          =      30

Market Value Adjustment               =      [(1 + I)/(1 + J)](n/12)
                                      =      (1.055/1.061)(30/12)
                                      =      0.985922
Net Surrender Value at middle of
 Contract Year 3                      =      $54,303.12 x 0.985922
                                      =      $53,538.64

26                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

                       EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:  $50,000
Guarantee Period:         5 Years
Guarantee Rate:           5.50% per annum
Full Surrender:           Middle of Contract Year 3

 EXAMPLE 2:

Gross Surrender Value at middle
 of
 Contract Year 3                      =      50,000 (1.055)(2.5) = 57,161.18
Net Surrender Value at middle of
 Contract Year 3                      =      [57,161.18 - (0.05) x 57,161.18]
                                             X Market Value Adjustment
                                      =      $54,303.12 X Market Value Adjustment
Market Value Adjustment

    I          =      .055
    J          =      0.050
    N          =      30

Market Value Adjustment               =      [(1 + I)/(1 + J)](n/12)
                                      =      (1.055/1.05)(30/12)
                                      =      1.011947
Net Surrender Value at middle of
 Contract Year 3                      =      $54,303.12 x 1.011947
                                      =      $54,951.88


    This example does not include any applicable taxes.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not applicable.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.


          The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen. Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employees or officers of the Registrant. Connecticut law does not prescribe standards for the indemnification of officers, employees and agents and expressly states that their indemnification may be broader than the right of indemnification granted to directors.


          The foregoing statements are specifically made subject to the detailed provisions of Section 33-770 et seq.


          Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify a only a director that was successful on the merits in a suit, under Article VIII, Section 1 of the Registrant=s bylaws, the Registrant must indemnify both directors and officers of the Registrant for (1) any claims and liabilities to which they become subject by reason of being or having been a directors or officers of the company and legal and (2) other expenses incurred in defending against such claims, in each case, to the extent such is consistent with statutory provisions.


          Additionally, the directors and officers of Hartford and Hartford Securities Distribution Company, Inc. ("HSD") are covered under a directors and officers liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Registrant in his past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     EXHIBIT
     NUMBER         DESCRIPTION                   METHOD OF FILING
     -------        -----------                   ----------------
        1           Underwriting Agreement        Incorporated by reference to
                                                  Registration Statement File
                                                  No. 333-24885, dated May 1,
                                                  1997.

        3(a)        Articles of Incorporation     Incorporated by reference to
                                                  Post-Effective Amendment
                                                  No. 19 to the Registration
                                                  Statement File No. 33-73570,
                                                  dated April 14, 1997.

        3(b)        By-laws                       Incorporated by reference to
                                                  Amendment No. 1 to the
                                                  Registration Statement File
                                                  No. 33-88786, dated April 28,
                                                  1995.

        4(a)        Group Annuity Contract        Incorporated by reference to
                                                  Amendment No. 1 to the
                                                  Registration Statement File
                                                  No. 33-88786, dated April 28,
                                                  1995.

        4(b)        Group Annuity Certificate     Incorporated by reference to
                                                  Amendment Individual Certificate
                                                  No. 1 to the Registration
                                                  Statement File No. 33-88786,
                                                  dated April 28, 1995.

        4(c)        Individual Annuity Contract   Incorporated by reference to
                                                  Amendment No. 1 to the
                                                  Registration Statement File
                                                  No. 88786, dated April 28,
                                                  1995.

        5           Opinion re:  legality         Filed herewith.

       21           Hartford Life Subsidiaries    Filed herewith.

       23           Consents of experts           To be filed by Amendment.

       24           Power of Attorney             Filed herewith.

       27           Financial Data Schedules      Filed herewith.

Item 18.  UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, State of Connecticut on this 15th day of January, 1999.


                              HARTFORD LIFE INSURANCE COMPANY

                              By /s/ Marianne O'Doherty
                                 --------------------------------------
                                     Marianne O'Doherty
                                     Attorney-in-Fact


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of January, 1999.


Gregory A. Boyko, Senior Vice President,
    Director*
Lynda Godkin, Senior Vice President, General
   Counsel & Corporate Secretary, Director*
Thomas M. Marra, Executive Vice*                  By: /s/ Marianne O'Doherty
 President, Director*                                 -------------------------
Lowndes A. Smith, President, Chief                        Marianne O'Doherty
   Operating Officer, Director*                           Attorney-In-Fact
Raymond P. Welnicki, Senior Vice
   President, Director*                           Dated: January 15, 1999
Lizabeth H. Zlatkus, Vice President
   Director*
David M. Znamierowski, Senior Vice
   President, Director*

                               EXHIBIT INDEX


EXHIBIT
NUMBER        DESCRIPTION
-------       -----------

   5          Opinion re: legality

  21          Organizational Chart


  24          Power of Attorney